Exhibit 99.3

Dell Technologies Inc. Announces Pricing of Offering of $2.25 Billion of Senior Notes

ROUND ROCK, Texas, December 6, 2021 /PRNewswire/ — Dell Technologies Inc. (NYSE: DELL) (the “Company” or “Dell Technologies”) announced today the pricing of the previously announced private offering by two of its wholly-owned subsidiaries, Dell International L.L.C. and EMC Corporation, as co-issuers (the “co-issuers”), of $1,000,000,000 aggregate principal amount of 3.375% Senior Notes due 2041 (the “2041 Notes”) and $1,250,000,000 aggregate principal amount of 3.450% Senior Notes due 2051 (the “2051 Notes” and together with the 2041 Notes, the “Notes”). The 2041 Notes will mature on December 15, 2041 while the 2051 Notes will mature on December 15, 2051. The Notes will be guaranteed on a joint and several basis by the Company, Denali Intermediate Inc. and Dell Inc. The offering is expected to close on December 13, 2021, subject to customary closing conditions.

The net proceeds from the offering of the Notes are intended to be used to fund the repurchase of certain existing notes of its subsidiaries pursuant to certain tender offers being conducted by Dell Inc., a wholly-owned subsidiary of the Company. Any remaining proceeds not used to repurchase such existing notes in such tender offers will be used for general corporate purposes, including the repayment of debt.

The offering of the Notes was made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to persons reasonably believed to be “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.